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                        [COOPERS & LYBRAND LETTERHEAD]

                                                                    Exhibit 23.3


                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
Resource Management  International, Inc.
Rancho Cordova, California


We have audited the accompanying consolidated balance sheets of Resource Management International, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Resource Management International, Inc. and Subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                             Coopers & Lybrand L.L.P.


Sacramento, California
February 29, 1996